Exhibit 99.2

In a recent offering by Ford Motor Credit Company pursuant to Regulation S of the United States Securities Act of 1933, the following information was provided for Ford Motor Credit Company and Ford Motor Company:

INFORMATION CONCERNING FORD CREDIT
FORD MOTOR CREDIT COMPANY AND CONSOLIDATED SUBSIDIARIES

SELECTED FINANCIAL DATA

(dollar amounts in millions)

	Years Ended or at December 31

	2001	2000	1999

Income Statement Data
Total revenue	$25,450.5	$23,605.7	$20,359.7
Interest expense	8,951.2	8,970.1	7,193.4
Provision for credit losses	3,355.3	1,670.8	1,166.4
Income before income taxes	1,507.5	2,495.0	2,103.8
Net income	838.5	1,536.5	1,261.1
Cash dividends	(400.0)	(119.7)	(2,317.0)
Memo:
Net credit losses*	$2,111.2	$1,297.2	$999.7
As percentage of average net finance receivables outstanding*	1.35%	0.84%	0.74%
Balance Sheet Data
Net investment, operating leases	$39,334.9	$38,536.6	$32,838.2

Finance receivables, net	$109,701.4	$122,658.8	$108,753.8

Capital
Short-term debt	$22,717.7	$50,129.9	$49,847.7
Long-term debt (including current portion)	123,626.0	96,164.8	83,226.0
Stockholder’s equity	11,983.8	12,186.6	10,924.1

Total capital	$158,327.5	$158,481.3	$143,997.8

* Includes net investment in operating leases.

      All financial results included herein for the year ended December 31, 2001, are unaudited.

Fourth Quarter 2001 Results of Operations

      In the fourth quarter of 2001, Ford Credit incurred a loss of $297 million, down $707 million from the fourth quarter of 2000. These results include unusual charges of $204 million relating to strategic partnering actions in Brazil, government initiatives in Argentina related to currency devaluation and consumer debt, and voluntary employee separation costs in North America. The results also include a charge of $99 million due to the ongoing impact of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 133 (Accounting for Derivative Instruments and Hedging Activities) (“SFAS 133”). Excluding the effects of these charges, which total $303 million, net income for the fourth quarter of 2001 was $6 million, down $404 million from a year ago. The year-over-year reduction was more than accounted for by a higher provision for credit losses.

Full-Year 2001 Results of Operations

      Ford Credit reported earnings of $839 million in 2001, down $697 million or 45% from 2000. These results include the unusual charges of $204 million referred to above in the fourth quarter discussion, as well as the ongoing impact of SFAS 133 ($157 million). Together, these charges reduced net income by $361 million in 2001.

      Excluding the unusual charges, full-year earnings were $1.2 billion, $336 million lower than in 2000. After-tax return on average equity was 9.5 percent in 2001, compared with 13.1 percent in 2000. Lower earnings in 2001 were primarily a result of a higher provision for credit losses, offset partially by favorable retail financing volumes, margins, and investment and other income. The higher provision for credit losses was in response to significant weakening of economic conditions in the United States. The higher investment and other income resulted from gains on the sale of receivables and higher interest income on retained assets related to securitization transactions. Compared with 2000, Ford Credit increased the use of securitization as a cost-effective source of funds and, coupled with a falling interest rate environment, reported higher gains on the sale of receivables.

      Total owned receivables for Ford Credit were $149 billion on December 31, 2001, compared with $161 billion a year earlier. The reduction reflects higher sale of receivables in securitization transactions. Managed receivables were $208 billion, compared with $190 billion a year earlier.

      Ford Credit’s retail financing share of all new cars and light trucks sold by Ford, Lincoln, and Mercury dealers in the United States was 54% in 2001, compared with 51% in 2000. In the United States, Ford Credit acquired 3.8 million retail financing contracts in 2001, an increase of 300,000 contracts compared with the 2000 total of 3.5 million. Ford Credit’s retail financing share of all new vehicles sold by Ford dealers in Europe was 37%, compared to 32% in 2000. Retail contract volumes in Europe increased to 988,000, compared to 795,000 contracts in 2000.

      Ford Credit provided wholesale financing for 84% of Ford, Lincoln, and Mercury factory sales in the United States, unchanged from 2000. Wholesale financing for Ford factory sales in Europe was 97% in 2001, unchanged from 2000.

Liquidity and Capital Resources

      Ford Credit relies heavily on its ability to raise substantial amounts of funds. These funds are obtained primarily by sales of commercial paper, the issuance of term debt and, in the case of FCE Bank plc, certificates of deposit. Funds are also provided by retained earnings and sales of receivables. The level of funds can be affected by certain transactions with Ford, such as capital contributions, interest supplements and other support costs from Ford for vehicles financed and leased by Ford Credit under Ford-sponsored special financing and leasing programs, and dividend payments, and the timing of payments for the financing of dealers’ wholesale inventories and for income taxes. Ford Credit’s ability to obtain funds is affected by its debt ratings, which are closely related to the outlook for, and financial condition of, Ford, and the nature and availability of support facilities. For additional information regarding liquidity and capital resources, see Item 1 — Business — “Business of Ford Credit — Borrowings and Other Sources of Funds” in the Ford Credit Annual Report on Form 10-K for the year ended December 31, 2000 (the “Ford Credit 2000 10-K Report”) and see the Ford Credit Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, the Ford Credit Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and the Ford Credit Quarterly Report on Form 10-Q for the quarter ended September 30, 2001. For additional information regarding Ford Credit’s association with Ford, see Item 1 — Business — “Certain Transactions with Ford and Affiliates” in the Ford Credit 2000 10-K Report. Also see “Financial Review of Ford — Liquidity and Capital Resources — Ford — Financial Services Sector” below.

INFORMATION CONCERNING FORD
SELECTED FINANCIAL AND OTHER DATA

      The following table sets forth selected financial data and other data concerning Ford:

	Years Ended or at December 31*

	2001	2000	1999	1998	1997	1996

	(in millions except per share and unit sales amounts)
Consolidated Statement of Income Information
Automotive Sector
Sales	$131,528	$141,230	$135,073	$118,017	$121,976	$116,886
Operating income/(loss)	(7,568)	5,232	7,169	5,376	6,060	1,843
Net income/(loss)	(6,267)	3,624	4,986	4,049	4,203	1,271
Financial Services Sector
Revenues	30,884	28,828	25,630	25,524	30,796	29,053
Income before gain on spin-off of The Associates and income taxes	1,452	2,967	2,579	2,483	3,857	4,222
Gain on spin-off of The Associates	—	—	—	15,955	—	—
Income before income taxes	1,452	2,967	2,579	18,438	3,857	4,222
Net income	814	1,786	1,516	17,319	2,206	2,791
Discontinued Operations
Income from Discontinued Operations	—	309	735	703	511	384
Loss on spin-off of Discontinued Operations	—	(2,252)
Total Company Net income/(loss)	(5,453)	3,467	7,237	22,071	6,920	4,446
Total Company Data Per Share of Common and Class B Stock After Preferred Stock Dividends
Basic EPS — Continuing Operations	(3.02)	3.66	5.38	17.59	5.32	3.40
Basic EPS — Net Income	(3.02)	2.34	5.99	18.17	5.75	3.73
Diluted EPS — Continuing Operations	(3.02)	3.59	5.26	17.19	5.20	3.32
Diluted EPS — Net Income	(3.02)	2.30	5.86	17.76	5.62	3.64
Consolidated Balance Sheet Information
Automotive
Total assets	88,319	94,312	99,201	83,911	80,339	75,008
Debt Payable within one year	302	277	1,338	1,007	1,026	1,614
Long-term debt — noncurrent portion	13,492	11,769	10,398	8,589	6,964	6,385
Financial Services
Total assets	188,224	189,078	171,048	148,801	194,018	183,209
Debt	153,543	153,510	139,919	122,324	160,071	150,205
Total Ford
Total assets	276,543	283,390	270,249	232,712	274,357	258,217
Debt	167,337	165,556	151,655	131,920	168,061	158,204
Stockholders’ equity	7,786	18,610	27,604	23,434	30,787	26,765
Other Data
Total Ford
Cash dividends	1.05	1.80	1.88	1.72	1.645	1.47
Capital expenditures	7,008	8,348	7,659	7,757	7,800	7,683
Depreciation & Amortization	19,750	15,949	14,542	13,903	13,194	12,791
Worldwide vehicle unit sales of cars and trucks (in thousands)	6,991	7,424	7,220	6,823	6,947	6,653

*	As a result of the spin-off of Visteon on June 28, 2000, Ford’s consolidated balance sheet and consolidated statements of income and cash flows for the years shown above were restated to reflect Visteon as a discontinued operation.

FINANCIAL REVIEW OF FORD

Fourth Quarter 2001 Results of Operations

      Ford’s worldwide losses, including charges of $4,106 million primarily related to its Revitalization Plan, were $5,068 million in the fourth quarter of 2001, or $2.81 per diluted share of Common and Class B Stock. In the fourth quarter of 2000, earnings were $1,077 million (including one time charges of $133 million), or $0.57 per diluted share. Worldwide sales and revenues were $41.2 billion in the fourth quarter of 2001, down $1.4 billion, reflecting primarily lower vehicle sales in North America, partially offset by higher vehicle sales in Europe. Unit sales of cars and trucks were 1,808,000 units, down 32,000 units, reflecting primarily lower market share in the United States, partially offset by higher market share in Europe.

      Results of Ford’s operations by business sector for the fourth quarter of 2001 and 2000 are shown below (in millions):

	Fourth Quarter Net Income/(Loss)

			2001
			Over/(Under)
	2001	2000	2000

Automotive sector	$(4,708)	$629	$(5,337)
Financial Services sector	(360)	448	(808)

Total Company net income/(loss)	$(5,068)	$1,077	$(6,145)

      Following an extensive review of Ford’s North and South American operations, on January 11, 2002 Ford announced the operating and financial goals of its Revitalization Plan discussed below under “Recent Developments — Revitalization Plan.” Ford expects to achieve these goals by mid-decade. The pre-tax impact of the Revitalization Plan and other fourth quarter charges include (in billions):

Fixed-asset impairments
North America	$3.1
South America	0.7

Total fixed-asset impairments	$3.8
Precious metals	1.0
Personnel (primarily North America salaried)	0.6
All other	0.3

Total pre-tax charges	$5.7

Memo: After-tax effect of charges	$4.1

      This substantially non-cash charge included $3.9 billion and $204 million for the Automotive sector and the Financial Services sector, respectively. The Automotive-related charge included asset impairment charges, write-down of precious metals and forward contracts related thereto, voluntary employee separation costs and other charges, such as an accounting charge for Mazda pension expense and the impact of the devaluation of the Argentine peso. The asset impairment charge reflected the write-down of certain long-lived assets. The precious metals write-down, substantially all of which related to Ford’s North American Automotive operations, resulted from the combined effect of a decline in the market prices for the metals and the development of new technology that reduces the amount of metal needed in the production of catalytic converters and other supply and anticipated usage-related factors.

      Ford expects that the effects of its Revitalization Plan will improve Ford’s pre-tax operating results to $7 billion annually, an improvement of $9 billion, by mid-decade. This expectation is based on assumptions for the U.S. market with respect to industry sales, Ford-brand market share and net pricing for 2003 and beyond of 16 million units annually, a 19% market share and negative net pricing, respectively.

Automotive Sector

      Worldwide losses for Ford’s Automotive sector were $4,708 million in the fourth quarter of 2001 on sales of $33.8 billion. Earnings in the fourth quarter of 2000 were $629 million on sales of $35.1 billion.

      Details of Ford’s Automotive sector earnings for the fourth quarter of 2001 and 2000 are shown below (in millions):

	Fourth Quarter
	Net Income/(Loss)

			2001
			Over/(Under)
	2001	2000	2000

North American Automotive	$(4,068)	$607	$(4,675)
Automotive Outside North America
— Europe	61	33	28
— South America	(598)	(31)	(567)
— Rest of World	(103)	20	(123)

Total Automotive Outside North America	(640)	22	(662)

Total Automotive sector	$(4,708)	$629	$(5,337)

      The decrease in Ford’s fourth quarter Automotive sector earnings in North America reflected primarily asset impairments and the other charges outlined above, lower vehicle unit sales volumes, significantly increased marketing costs (16.7% of sales compared to 10.7% a year ago), and an increase in warranty and other costs associated with customer satisfaction initiatives.

      The improved fourth quarter results in Europe reflected an increase in vehicle unit sales and the benefits of last year’s restructuring actions. The decline in South America reflected primarily asset impairments related to the Revitalization Plan and other charges and lower operating results due to a weaker currency in Brazil, the devaluation of the Argentine peso and lower industry volumes in Brazil and Argentina.

Financial Services Sector

      Details of Ford’s Financial Services sector earnings are shown below (in millions):

	Fourth Quarter
	Net Income/(Loss)

			2001
			Over/(Under)
	2001	2000	2000

Ford Credit	$(297)	$410	$(707)
Hertz	(58)	56	(114)
Minority interests and other	(5)	(18)	13

Total Financial Services sector	$(360)	$448	$(808)

      For a discussion of Ford Credit’s results of operations in the fourth quarter of 2001, see “Ford Motor Credit Company and Consolidated Subsidiaries — Fourth Quarter 2001 Results of Operations.”

      Losses at Hertz in the fourth quarter of 2001 were $58 million, compared with earnings of $56 million a year ago. The profit decline reflected a slowing U.S. economy with particular impact on

U.S. car rental operations, as well as an increased competitive pricing environment in all Hertz business units.

Full-Year 2001 Results of Operations

      Ford’s worldwide sales and revenues were $162.4 billion in 2001, down $7.7 billion from 2000, reflecting primarily lower vehicle sales in North America, partially offset by higher vehicle sales in Europe. Ford sold 6,991,000 cars and trucks in 2001, down 433,000 units, reflecting primarily lower market share in the United States, partially offset by higher market share in Europe.

      Results of Ford’s operations by business sector for 2001, 2000, and 1999 are shown below (in millions):

	Net Income/(Loss)

	2001	2000	1999

Automotive sector	$(6,267)	$3,624	$4,986
Financial Services sector	814	1,786	1,516

Income from continuing operations	$(5,453)	$5,410	$6,502
Income from discontinued operation*	—	309	735
Loss on spin-off of discontinued operation	—	(2,252)	—

Total Ford net income	$(5,453)	$3,467	$7,237

*	Visteon Corporation, Ford’s former automotive components subsidiary, was spun off to Ford common and Class B stockholders on June 28, 2000.

      The following unusual items were included in Ford’s 2001, 2000, and 1999 income from continuing operations (in millions):

	Automotive Sector

				Rest	Total	Financial
	North		South	of	Auto	Services
	America	Europe	America	World	Sector	Sector

2001
Derivative Instruments (SFAS No. 133) transition adjustment and ongoing effects	$(95)				$(95)	$(157)
Mazda restructuring actions in the second quarter				$(114)	(114)
Write down of E-commerce and Automotive-related ventures in the third quarter	(199)				(199)
Revitalization Plan and other fourth quarter charges (includes portion of SFAS No. 133)	(3,149)		$(552)	(201)	(3,902)	(204)

Total 2001 unusual items	$(3,443)	$—	$(552)	$(315)	$(4,310)	$(361)

2000
Asset impairment and restructuring costs for Ford brand operations in Europe in the second quarter		$(1,019)			$(1,019)
Inventory-related profit reduction for Land Rover in the third quarter	$(13)	(76)		$(17)	(106)
Write-down of assets associated with the Nemak joint venture in the fourth quarter	(133)				(133)

Total 2000 unusual items	$(146)	$(1,095)	$—	$(17)	$(1,258)	$—

1999
Gain from the sale of Ford’s interest in AutoEuropa to Volkswagen AG in the first quarter		$165			$165
Inventory-related profit reduction for Volvo Car in the second quarter	$(16)	(125)		$(5)	(146)
Visteon-related postretirement adjustment in the third quarter (incl. in Total Auto sector)					(125)
Employee separation costs in the third quarter	(79)				(79)	$(23)
Lump-sum payments relating to ratification of the 1999 United Auto Workers and Canadian Auto Workers contracts in the fourth quarter	(80)				(80)

Total 1999 unusual items	$(175)	$40	$—	$(5)	$(265)	$(23)

      Excluding these unusual items, losses from continuing operations would have been $782 million in 2001, compared with income from continuing operations of $6,668 million in 2000 and $6,790 million in 1999.

      Ford established and communicated the financial milestones listed below for 2001. Ford’s results against these milestones, excluding the unusual items described above, are listed below.

	2001 Milestone	Actual Result*

Total Company
— Revenue	Grow $5 billion	Declined $8 billion
Automotive
— North America	4%+ return on sales	(2.3)%
— Europe	1%+ return on sales	0.8%
— South America	Improve results	Improved by $12 million
— Rest of World	Achieve profitability	Earned $156 million
— Total Costs	Reduce $1 billion	Increased $1 billion	**
(at constant volume and mix)
— Capital Spending	Contain at $8 billion or less	Spent $6.4 billion
Financial Services
— Ford Credit	Improve returns	Declined 3.6 percentage points
	Grow earnings 10%	Declined 22%

*	Results exclude Visteon and unusual items for both periods

**	Excludes Firestone-related costs

Automotive Sector Results of Operations

      Details of Ford’s Automotive sector earnings from continuing operations for 2001, 2000, and 1999 are shown below (in millions):

	Net Income/(Loss)

	2001	2000	1999

North American Automotive	$(5,597)	$4,886	$5,418
Automotive Outside North America
— Europe	266	(1,130)	50
— South America	(777)	(240)	(444)
— Rest of World	(159)	108	87

Total Automotive Outside North America	(670)	(1,262)	(307)
Visteon-related postretirement adjustment	—	—	(125)

Total Automotive sector	$(6,267)	$3,624	$4,986

2001 Compared with 2000

      Worldwide losses from continuing operations for Ford’s Automotive sector were $6,267 million in 2001 on sales of $131.5 billion, compared with earnings of $3,624 million in 2000 on sales of $141.2 billion. Adjusted for constant volume and mix and excluding unusual items and costs related to the Firestone tire replacement action, Ford’s total costs in the Automotive sector increased $1 billion compared with 2000.

      Ford’s Automotive sector losses from continuing operations in North America were $5,597 million in 2001 on sales of $91.0 billion, compared with earnings of $4,886 million in 2000 on sales of $103.9 billion. The earnings deterioration reflected primarily lower vehicle unit sales volumes, charges associated with the Revitalization Plan discussed below under “Recent Developments — Revitalization Plan” and the other charges outlined above, significantly increased marketing costs, costs associated with the Firestone tire replacement action and increased warranty and other costs associated with customer satisfaction initiatives.

      In 2001, approximately 17.5 million new cars and trucks were sold in the United States, down from 17.8 million units in 2000. Ford’s share of those unit sales was 22.8% in 2001, down 0.9 percentage points from a year ago, due primarily to increased competition resulting from new model entrants into the truck and sport utility vehicle segments, as well as the continued weakness of the Japanese yen, which creates favorable pricing opportunities for Ford’s Japanese competitors. Marketing costs increased to 14.7% of sales, up from 11.1% a year ago, reflecting increased competitive pricing in the form of subsidized financing and leasing programs (such as 0.0% financing during the fourth quarter), cash rebates and other incentive programs.

      Ford’s Automotive sector earnings in Europe were $266 million from continuing operations in 2001, compared with losses of $1,130 million a year ago. The increase reflected the non-recurrence of the 2000 charge related to asset impairments and restructuring, as well as increased vehicle unit sales and the effect on depreciation from last year’s asset impairment and restructuring actions.

      In 2001, approximately 17.8 million new cars and trucks were sold in Ford’s 19 primary European markets, down from 17.9 million units in 2000. Ford’s share of those unit sales was 10.7% in 2001, up 0.8 percentage points from a year ago, reflecting increased sales of new Mondeo and Transit models.

      Automotive sector losses in South America were $777 million from continuing operations in 2001, compared with a loss of $240 million in 2000. The decrease is more than explained by asset impairment charges and the devaluation of the Argentine peso.

      In 2001, approximately 1.6 million new cars and trucks were sold in Brazil, compared with 1.5 million in 2000. Ford’s share of those unit sales was 7.8% in 2001, down 1.3 percentage points from a year ago. The decline in market share reflected new and existing manufacturers aggressively competing for market share.

      Automotive sector losses from continuing operations outside North America, Europe, and South America (“Rest of World”) were $159 million in 2001, compared with earnings of $108 million in 2000. The earnings deterioration reflected Ford’s share of a non-cash charge relating to Mazda’s pension expenses.

      New car and truck sales in Australia, Ford’s largest market in Rest of World, were approximately 773,000 units in 2001, down about 15,000 units from a year ago. In 2001, Ford’s combined car and truck market share in Australia was 13.8%, down 0.6 percentage points from 2000, reflecting primarily share deterioration in the full-size car segment due to continued aggressive competition.

2000 Compared with 1999

      Worldwide earnings from continuing operations for the Automotive sector were $3,624 million in 2000 on sales of $141 billion, compared with $4,986 million in 1999 on sales of $135 billion. The decrease in earnings reflects asset impairments and restructuring charges in Europe and lower earnings in North America, offset partially by improved results in South America. Adjusted for constant volume and mix, total costs in the Automotive sector declined $500 million compared with 1999.

      Automotive sector earnings from continuing operations in North America were $4,886 million in 2000 on sales of $103.9 billion, compared with $5,418 million in 1999 on sales of $99.2 billion. The earnings deterioration reflects primarily costs associated with the Firestone tire recall and higher warranty costs related to our 3.8 liter engine, offset partially by increased volume. The after-tax return on sales for Ford’s Automotive sector in North America was 4.8% in 2000, down 0.7 percentage points from 1999.

      In 2000, approximately 17.8 million new cars and trucks were sold in the United States, up from 17.4 million units in 1999. The Ford share of those unit sales was 23.7% in 2000, down 0.1 percentage points from a year ago.

      Automotive sector losses in Europe were $1,130 million from continuing operations in 2000, compared with earnings of $50 million a year ago. The decline reflects primarily the second quarter 2000 charge of $1,019 million related to asset impairment and restructuring costs for Ford brand operations.

      In 2000, approximately 17.8 million new cars and trucks were sold in Ford’s nineteen primary European markets, down from 18.2 million units in 1999. Ford’s share of those unit sales was 10% in 2000, down 0.2 percentage points from a year ago, reflecting primarily an increase in market share related to our acquisitions of Volvo Car and Land Rover, offset by a decrease in market share of Ford brand. The decrease in Ford brand share reflects primarily continued aggressive competition.

      Ford’s Automotive sector in South America lost $240 million from continuing operations in 2000, compared with a loss of $444 million in 1999. The improvement reflects primarily higher vehicle margins resulting from cost reductions and improved product mix and pricing.

      In 2000, approximately 1.5 million new cars and trucks were sold in Brazil, compared with 1.3 million in 1999. Ford’s share of those unit sales was 9.1% in 2000, down 0.6 percentage points from a year ago. The decline in market share reflects increased competition.

      Automotive sector earnings from Ford’s continuing operations in the Rest of World were $108 million in 2000, compared with earnings of $87 million in 1999.

      New car and truck sales in Australia, Ford’s largest market in Rest of World, were approximately 788,000 units in 2000, essentially unchanged from a year ago. In 2000, Ford’s combined car and truck market share in Australia was 15.4%, down 1.1 percentage points from 1999, reflecting primarily strong competitive pressures.

Financial Services Sector Results of Operations

      Earnings of Ford’s Financial Services sector consist primarily of two segments, Ford Credit and Hertz. Details of Ford’s Financial Services sector earnings for 2001, 2000, and 1999 are shown below (in millions):

	Net Income/(Loss)

	2001	2000	1999

Ford Credit	$839	$1,536	$1,261
Hertz	23	358	336
Minority interests and other	(48)	(108)	(81)

Total Financial Services sector	$814	$1,786	$1,516

2001 Compared with 2000

      For a discussion of Ford Credit’s results of operations in 2001, see “Ford Motor Credit Company and Consolidated Subsidiaries — Full-Year 2001 Results of Operations.”

      Earnings at Hertz in 2001 were $23 million. In 2000, Hertz had earnings of $358 million. The decrease in earnings reflected a slowing U.S. economy with particular impact on U.S. car rental, as well as an increased competitive pricing environment in all Hertz business units.

2000 Compared with 1999

      Ford Credit’s consolidated net income in 2000 was $1,536 million, up $275 million or 22% from 1999. Compared with 1999, the increase in earnings reflects primarily improved net financing margins and a higher level of receivables, offset partially by higher credit losses and operating costs.

      Earnings at Hertz in 2000 were $358 million. In 1999, Hertz had earnings of $336 million. The increase in earnings reflects primarily strong volume-related performance, offset partially by downward pricing pressure and higher interest costs.

Liquidity and Capital Resources — Ford

Automotive Sector

      At December 31, 2001, Ford’s Automotive sector had $15 billion of cash and marketable securities, down $1.5 billion from December 31, 2000, which is more than explained by cash outlays for the final payment for Volvo Car Corporation ($1.6 billion), dividend payments ($1.9 billion), share repurchases ($1.1 billion), and Ford’s acquisition of the minority interest in Hertz ($735 million). In addition, Ford has pre-funded certain employee health benefit obligations in a Voluntary Employee Beneficiary Association trust totaling $2.7 billion at December 31, 2001.

      In 2001, Ford spent $6.4 billion for capital goods, such as machinery, equipment, tooling, and facilities, used in the Automotive sector. This was down $1.0 billion from 2000, reflecting primarily a reduced number of product introductions. Capital expenditures were 4.8% of sales in 2001, down 0.4% from a year ago.

      Stockholders’ equity was $7.8 billion at December 31, 2001, down $10.8 billion compared with December 31, 2000. This decrease reflected primarily net losses of $5.5 billion, dividend payments of $1.9 billion, foreign currency translation adjustments of $1.2 billion, and net loss on derivative financial instruments (SFAS No. 133) of $1.1 billion.

      At December 31, 2001, Ford’s Automotive sector had total debt of $13.8 billion, up $1.8 billion from a year ago. The weighted average maturity of this debt is approximately 28 years.

      At December 31, 2001, the Automotive sector had $8.6 billion of contractually committed credit agreements with various banks; 87.4% of this amount is available through June 30, 2006. Ford also has the ability to transfer, on a non-guaranteed basis, $8.0 billion of these credit lines to Ford Credit and FCE Bank plc.

Financial Services Sector

      At December 31, 2001, Ford’s Financial Services sector had cash and marketable securities totaling $3.8 billion, up $1.5 billion from December 31, 2000, primarily reflecting the pre-funding of commercial paper maturities.

      Finance receivables and net investment in operating leases were $159.2 billion at December 31, 2001, down $12.6 billion from December 31, 2000, reflecting increased use of sales of receivables as a cost effective source of funds.

      Total debt was $153.5 billion at December 31, 2001, about equal to last year. Outstanding commercial paper at December 31, 2001 totaled $15.7 billion at Ford Credit and $449 million at Hertz, with an average remaining maturity of 48 days and 35 days, respectively.

      Dividends totaling $400 million were paid from Ford Credit to Ford in 2001, up $130 million from 2000. However, no dividend payments were made in the fourth quarter 2001. Additionally, in January 2002, $700 million of cash was contributed to Ford Credit as additional equity, which lowered Ford Credit’s debt-to-equity ratio to 14 to 1 on a “managed” basis (that is, treating as debt the outstanding principal of sold receivables that Ford Credit manages).

      At December 31, 2001, various subsidiaries of the Financial Services sector had $16.9 billion of contractually committed support facilities; 49.3% of this amount is available through June 30, 2006 and $1 billion was in use (primarily by Ford affiliates outside of the U.S. and Europe). In addition, banks provide $12.5 billion of facilities to support Ford Credit’s asset-backed commercial paper program.

      Ford Credit also has entered into agreements with several bank-sponsored, commercial paper issuers (“conduits”). Under these agreements such conduits are contractually committed to purchase from Ford Credit, at Ford Credit’s option, up to an aggregate of $12.4 billion of receivables. These agreements have varying maturity dates between June 27, 2002 and December 12, 2002. As of December 31, 2001, approximately $5.6 billion of these conduit commitments have been utilized.

      In October 2001, the Ford board of directors declared a fourth quarter 2001 dividend on Ford’s common and Class B stock of $0.15 per share, which represented a 50% reduction from the $0.30 per share dividend that had been paid since the fourth quarter of 2000. On January 11, 2002, the Ford board of directors further reduced the quarterly dividend on common and Class B stock by declaring a first quarter 2002 dividend of $0.10 per share, which represented a 33% reduction from the fourth quarter 2001 dividend. These dividend reductions will yield cash savings of nearly $1.5 billion annually.

      On October 18, 2001, Moody’s Investors Service (“Moody’s”) affirmed Ford Credit’s long- and short-term debt ratings at A2 and Prime-1, respectively, and lowered Ford’s long-term debt rating from A2 to A3. Moody’s stated that the outlook for the ratings is negative. On October 15, 2001, Standard & Poor’s lowered Ford’s and Ford Credit’s long-term debt rating from A to BBB+, stable outlook, and lowered short-term debt ratings from A-1 to A-2. On September 26, 2001, Fitch, Inc. announced that it had downgraded the long-term credit ratings of Ford, Ford Credit and certain of their affiliates from A+ to A- and lowered short-term debt ratings from F1 to F2.

      On January 11, 2002, Fitch announced that it had further downgraded the long-term debt ratings of Ford, Ford Credit and certain of their affiliates from A- to BBB+. Fitch stated that the outlook for the rating is negative. On January 11, 2002, Standard and Poor’s affirmed Ford, Ford Credit and affiliates’ ratings, but announced that its credit outlook for Ford, Ford Credit and affiliates has changed from stable to negative. On January 16, 2002, Moody’s announced that it lowered the long-term debt ratings of Ford to Baa1 from A3 and of Ford Credit to A3 from A2. It also lowered Ford Credit’s short-term debt rating to Prime-2 from Prime-1.

Hertz Purchase

      In March 2001, through a tender offer and a merger transaction, Ford acquired (for a total price of about $735 million) the common stock of Hertz that it did not own, which represented about 18% of the economic interest in Hertz. As a result, Hertz has become an indirect, wholly-owned subsidiary.

New Accounting Standard

      On January 1, 2002, Ford adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” Goodwill and certain intangible assets will no longer be amortized, but will be subject to an annual impairment test. As of December 31, 2001, net goodwill and intangible assets, having various amortization periods, was $8.4 billion. Although Ford is currently assessing the impact of this standard on its financial statements, Ford expects its annual amortization expense to be reduced by approximately $300 million.

Outlook

      Ford’s outlook for car and truck (including heavy trucks) industry sales in 2002 in its major markets is as follows:

United States	—	approximately 15.5 million units, compared with the 17.5 million units sold in 2001
Europe	—	approximately 16.9 million units, compared with the 17.8 million units sold in 2001 (both figures based on 19 markets)
Brazil	—	approximately 1.4 million units, compared with the 1.6 million units sold in 2001
Australia	—	approximately 790,000 units, compared with the 773,000 units sold in 2001

      Based on these and other assumptions (e.g., assumptions regarding market share in the U.S., which is expected to be up slightly due to increased sales of luxury vehicles in 2002, and marketing costs, which are expected to be slightly higher in 2002), Ford expects 2002 earnings to be about breakeven, with the Automotive sector incurring significant losses and the Financial Services sector providing offsetting profits. In addition, Ford expects operating cash flow for the Automotive sector (defined primarily as profit after tax payments, capital spending net of depreciation and amortization, dividends to shareholders and changes in working capital) to be negative in 2002. Similar to the improvements in cost and the other expected benefits of the Revitalization Plan, Ford expects to achieve meaningful improvements in operating cash flow by mid-decade.

2002 Financial Milestones

      Ford has set and communicated certain financial milestones for 2002. While Ford hopes to achieve these goals, they should not be interpreted as projections, expectations or forecasts of 2002 results. The financial milestones for 2002 are as follows:

2002 Milestone

Restructuring Priorities
Communicate/ Implement Plans	Report on progress
Quality (U.S.)	Improve J.D. Power Initial Quality Survey
Capacity utilization (North America)	Improve by 10%
Non-product-related cost	Reduce by $2 billion
Divest non-core operations	$1 billion cash realization
Financial Results
Corporate
Pretax operating earnings	Positive
Capital spending	$7 billion
Europe	Improve results
South America	Improve results

Risk Factors

      Statements included or incorporated by reference herein may constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated; including, without limitation:

•	Increasing price competition in the U.S. and Europe resulting from industry overcapacity, currency fluctuations or other factors

•	A significant decline in industry sales, particularly in the U.S. or Europe, resulting from slowing economic growth or other factors

•	Lower-than-anticipated market acceptance of new or existing products

•	Currency or commodity price fluctuations

•	Disruption of the availability of fuel

•	A market shift from truck sales in the U.S.

•	Lower-than-anticipated residual values for leased vehicles

•	A credit rating downgrade

•	Labor or other constraints on our ability to restructure our business

•	Work stoppages at key Ford or supplier facilities

•	Increased safety, emissions or other regulation resulting in higher costs and/or sales restrictions

•	The discovery of defects in vehicles resulting in recall campaigns, increased warranty costs or litigation

•	Insufficient credit loss reserves

•	Inability to implement the Revitalization Plan

Recent Developments

Revitalization Plan

      On January 11, 2002, Ford announced a revitalization plan (the “Revitalization Plan”) that includes the following elements:

•	New products: A product-led revitalization program which will result in the introduction of 20 new or freshened products in the U.S. annually between now and mid-decade.

•	Plant capacity: Reduction of North American plant manufacturing operating capacity by about one million units by mid-decade to realign capacity with market conditions.

•	Hourly workforce: About 12,000 hourly employees in North America are affected by the actions completed in December 2001 or to be taken throughout 2002 and beyond. An additional 3,000 hourly employees were affected in 2001. Plans are being made to reassign as many plant employees as possible.

•	Salaried workforce: Last year’s voluntary separation program for salaried employees and other related actions resulted in a 3,500-person workforce reduction in North America. This program will be extended to achieve an additional 1,500-person salaried workforce reduction to reach the goal of 5,000. If necessary to meet this goal, an involuntary separation program will be used.

•	Global workforce: More than 35,000 employees will be affected by combined actions around the world by mid-decade. These include: 21,500 in North America — 15,000 hourly, 5,000 salaried and 1,500 agency employees — and 13,500 in the rest of the world.

•	Material costs: A material cost-reduction program has been initiated with North American suppliers which shares design savings, with Ford receiving 65 percent of implemented cost reductions and suppliers receiving 35 percent in the first year. Designs will be developed that will help improve Ford products and overall quality. This program, along with other material cost reduction efforts, is expected to improve Ford’s ongoing annual profits before taxes by $3 billion by mid-decade.

•	Discontinued low-margin models: The Mercury Cougar, Mercury Villager, Lincoln Continental and Ford Escort will be discontinued.

•	Beyond North America: Revitalization plans beyond North American automotive operations include the continued implementation of the European Transformation Strategy, the Premier Automotive Group strategy, the turnaround in South America and a revised direction for Ford Financial.

•	Divestitures: Ford is pursuing the sale of non-core assets and businesses. This plan includes $1 billion of cash realization from these actions in 2002.

•	Dividend: Ford’s annual common stock and Class B stock dividend will be reduced from 60 cents a share to 40 cents.

      Manufacturing plans over the next several years include: 1) closing five plants: Edison Assembly, Ontario Truck Plant, St. Louis Assembly, Cleveland Aluminum Casting and Vulcan Forge; 2) no new products have been identified for two plants: Ohio Assembly and Cuautitlan Assembly; 3) pursuing the sale of Woodhaven Forging Plant; 4) major downsizing and shift reductions at eleven plants; and 5) line speed reductions and changes to operating patterns at nine plants.

     Offering of securities

      On January 30, 2002, Ford completed an offering of $5,000,000,000 of convertible trust preferred securities, the proceeds of which will be used by Ford for general corporate purposes.

INDUSTRY DATA AND MARKET SHARE OF FORD

      The following table shows the U.S. industry retail deliveries of cars and trucks for the periods indicated:

	U.S. Industry Retail Deliveries
	(millions of units)

	Years Ended December 31

	2001	2000	1999	1998	1997	1996

Cars	8.4	8.8	8.7	8.2	8.3	8.6
Trucks	9.1	9.0	8.7	7.8	7.2	6.9

      The following table shows Ford’s U.S. car and truck market shares for the periods indicated:

	Ford U.S. Car and Truck Market Shares

	Years Ended December 31

	2001	2000	1999	1998	1997	1996

Cars	17.7%	19.1%	19.6%	19.2%	19.7%	20.6%
Trucks	27.4	28.2	28.2	30.2	31.1	31.1

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of “earnings” to “fixed charges” for Ford Credit and “fixed charges and preferred stock dividends” for Ford were as follows for each of the periods indicated:

	Years Ended December 31

	2001		2000	1999	1998		1997

Ford Motor Credit Company	1.17		1.28	1.29	1.26		1.29
Ford Motor Company**		*	1.7	2.0	3.7	***	1.9

*	Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges. The coverage deficiency was $6.8 billion.

**	Excludes for years ended December 31, 2000, 1999 and 1998, earnings and fixed charges of Visteon Corporation, Ford’s former automotive components and systems subsidiary which was spun-off on June 28, 2000 and, for the second quarter of 2000, excludes the $2.252 million one-time, non-cash charge resulting from the spin-off.

***	Earnings used in calculation of this ratio include the $15,955 million gain on the spin-off of Ford’s interest in Associates First Capital Corporation. Excluding this gain, the ratio would have been 2.0.

      For purposes of the Ford Credit ratio:

           “earnings” mean the sum of:

•	Ford Credit’s pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries, and

•	Ford Credit’s fixed charges.

           “fixed charges” mean the sum of:

•	interest Ford Credit pays on borrowed funds,

•	the amount Ford Credit amortizes for debt discount, premiums and issuance expenses, and

•	one-third of all rental expenses of Ford Credit (the portion deemed representative of the interest factor).

      For purposes of the Ford ratio:

           “earnings” mean the sum of:

•	Ford’s pre-tax income, from continuing operations,

•	any income received from less-than-fifty-percent-owned companies, and

•	Ford’s fixed charges, excluding capitalized interest and preferred stock dividend requirements of consolidated subsidiaries and trusts.

           “fixed charges and preferred stock dividends” means the sum of:

•	the interest paid on borrowed funds,

•	the preferred stock dividend requirements of Ford’s consolidated subsidiaries and trusts,

•	the amount amortized for debt discount, premium, and issuance expense,

•	one-third of all Ford’s rental expenses (the proportion deemed representative of the interest factor), and

•	Ford’s preferred stock dividend requirements, increased to an amount representing the pre-tax earnings required to cover such dividend requirements based on Ford’s effective income tax rates.